Exhibit 3.2

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

MABVAX THERAPEUTICS HOLDINGS, INC.

(Pursuant to Sections 228 and 242 of the

General Corporation Law of the State of Delaware)

The undersigned, J. David Hansen, hereby certifies that:

1. He is the duly elected Chief Executive Officer of MabVax Therapeutics Holdings, Inc., a Delaware corporation (the “Corporation”).

2. That the name of this corporation is MabVax Therapeutics Holdings, Inc., the Corporation was originally incorporated pursuant to the General Corporation Law on October 20, 1988 under the name Terrapin Diagnostics, Inc. and its Certificate of Incorporation was last amended and restated on September 8, 2014.

3. This Certificate of Amendment of Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of Delaware and amends the Amended and Restated Certificate of Incorporation.

4. A new paragraph is hereby inserted at the end of Section A of Article IV to read as follows:

“Upon the effectiveness of the certificate of amendment to the amended and restated certificate of incorporation containing this sentence, each eight (8) shares of the Common Stock issued and outstanding as of the date and time immediately preceding 4:01 p.m., Eastern Time, September 8, 2014, the effective date of a reverse stock split (the “Split Effective Date”), shall be automatically changed and reclassified, as of the Split Effective Date and without further action, into one (1) fully paid and non-assessable share of Common Stock. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock will be entitled to receive cash for such holder’s fractional share equal to the product of such fraction multiplied by the average of the last reported bid and ask prices of MabVax Therapeutics Holdings, Inc.’s common stock at 4:00 p.m., Eastern Time, end of regular trading hours on OTCQB marketplace during the ten (10) consecutive trading days ending on the last trading day prior to the filing date of this Amended and Restated Certificate of Incorporation.”

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by J. David Hansen, its duly authorized Chief Executive Officer, this 8th day of September, 2014.

MABVAX THERAPEUTICS HOLDINGS, INC.,

a Delaware corporation

By:	/s/ J. David Hansen
J. David Hansen
Chief Executive Officer